P.O. Box 20103
Kansas City, MO 64195
866.877.2525 • fax 816.713.8810
website:www.uspremiumbeef.com

October 29, 2010

TO:	USPB UNITHOLDERS AND PARTIES AUTHORIZED TO TRADE USPB UNITS ON AGSTOCKTRADE.COM

FROM:	STEVE HUNT

RE:	SUSPENSION OF CLASS B UNIT TRADING

On October 28, 2010, USPB Board of Directors voted to suspend trading of the company’s Class B units on AgStockTrade.com from October 28, 2010, through and including November 2, 2010. Trading in the Class A units will not be suspended during that time period.  This action was taken as a result of the Board’s decision to make a unitary cash distribution to USPB unitholders, which is discussed further below.

U.S. Premium Beef, LLC’s (USPB) Board of Directors approved a redemption of patronage notices and a special cash distribution to be made to unitholders totaling $104 million.  The redemption and cash distribution were made possible by the Board’s approval of a special cash distribution out of National Beef Packing Company, LLC.

The Board authorized the proceeds to be received by USPB, to be used to redeem the fiscal year 1999 patronage notices of approximately $6.5 million.  The remainder of the proceeds will be used to make a unitary distribution to USPB’s unitholders.  Holders of Class A units will receive a distribution of $13.25 per Class A unit.  Holders of Class B units will receive a distribution of $116.11 per Class B unit.  The timing of the redemption of the patronage notices and the unitary distribution is unknown.

Thank you for your participation and interest in U.S. Premium Beef.